              As filed with the Securities and Exchange Commission
                               on April 21, 2003.


                           REGISTRATION NO. 333-100241

                       SECURITIES AND EXCHANGE COMMISSION

                            ------------------------

                               AMENDMENT NO. 6 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                              --------------------

                                 JITSOURCE, INC.
              (Exact Name of Small Business Issuer in its Charter)

        DELAWARE                     ----                   01-0656333
(State of Incorporation)      (Primary Standard        (IRS Employer ID No.)
                             Classification Code)



                        233 WILSHIRE BOULEVARD, SUITE 960
                         SANTA MONICA, CALIFORNIA 90401
                                 (310) 393-0104
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                           CORPORATION SERVICE COMPANY
                        2711 CENTERVILLE ROAD, SUITE 400
                           WILMINGTON, DELAWARE 19808

             (Name, Address including zip code and Telephone Number
                   including area code, of Agent for Service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE
-------------------------------

  Title of Each Class Of
     securities to be                                     Proposed Maximum              Amount of
        Registered          Amount to be Registered   Aggregate Offering Price       Registration fee
        ----------          -----------------------   ------------------------       ----------------
Common Stock of
par value $0.001
per share                                   358,500                    $71,700                 $6.53


Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price of $.20 was determined by the price that shares were sold to Jitsource shareholders in a private placement memorandum. The price of $.20 is a fixed price at which the selling security holders may offer or sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL   , 2003

                  JITSOURCE INC. 358,500 SHARES OF COMMON STOCK


Our selling stockholders are offering to sell 358,500 shares of our common stock. Our common stock is not traded on any public market. The offering price of $.20 was determined by the price that shares were sold to Jitsource shareholders in a private placement memorandum and is a fixed price at which the selling security holders may offer or sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is April , 2003

                                TABLE OF CONTENTS


ABOUT OUR COMPANY                                                         5
SUMMARY FINANCIAL DATA                                                    5-6
RISK FACTORS                                                              7-9
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS                  9
USE OF PROCEEDS                                                           9
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION                 10-12
BUSINESS                                                                  12-13
MANAGEMENT DIRECTORS AND EXECUTIVE OFFICERS                               13-14
PRINCIPAL STOCKHOLDERS                                                    16-17
SELLING STOCKHOLDERS                                                      17-18
PLAN OF DISTRIBUTION                                                      19
DELAWARE BUSINESS COMBINATION PROVISIONS                                  21
INDEMNIFICATION OF DIRECTORS AND OFFICERS                                 21-22
WHERE YOU CAN FIND MORE INFORMATION                                       22-23
TRANSFER AGENT                                                            23
LEGAL MATTERS                                                             23
EXPERTS                                                                   23
INDEX TO FINANCIAL STATEMENTS                                             f-1

PROSPECTUS SUMMARY

About Our Company

We are a supply independent consultants to meet the needs of companies and institutions operating in the telecommunications industry. Currently, we have no consultants employed by us. However, through our wholly owned subsidiary, Jitsource, LLC, we have access to experienced consultants in the telecommunications industry and therefore we have the ability to meet the needs of our potential clients in the telecommunications industry as the opportunities arise.. All references to "us" or "we" are references to both Jitsource, Inc. and Jitsource, LLC. At the present time, we have no employees and no agreements with "solutions providers" or "solutions buyers".

How Our Company Is Organized

We are a Delaware corporation that was formed on April 5, 2002. On April 8, 2002, we reorganized as a corporation rather than an LLC which allows us more flexibility to raise financing. We executed an Interest Purchase Agreement in which we purchased all of the outstanding membership units in Jitsource, LLC so that Jitsource, LLC became our wholly owned subsidiary.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. Where You Can Find Us:

Our corporate offices are located at 233 Wilshire Blvd., Suite 960, Santa Monica, CA 90401. Our corporate staff consists of one part time officer and director. Our telephone number is (310) 395-7123.

Our selling stockholders are offering to sell 358,500 shares of our common stock. Currently, our common stock is not trading on any public market. The 358,500 shares of our common stock can be sold by selling security holders at a fixed price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We currently have a total of 2,358,500 shares issued and outstanding.

Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

The following table sets forth our summary historical financial information for the years ended December 31, 2002 and 2001. The operating results for the period ended December 31, 2002 are not necessarily indicative of the results to be expected for the full year or for any future period.

JITSOURCE, LLC, a Delaware corporation

                                               Year Ended         Year Ended
                                              December 31,      December 31,
                                                     2002               2001
STATEMENT OF OPERATIONS


Revenues                                           38,892            292,164
Net Income(loss)                                (137,775)             73,268
Net Income(loss)per share                           (.07)                .05
Number of Shares used in                        1,964,575          1,500,000
calculation of net income
(loss) per share



                                                    As of              As of
                                               Year Ended         Year Ended
                                             December 31,       December 31,
                                                     2002               2001

BALANCE SHEET DATA


Working Capital                                    19,137           (70,486)
Total Assets                                       43,340            117,915
Total Shareholder's Equity                         38,840             33,915

                                  RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words "we", "our" or "us" refer to Jitsource and not to the selling stockholders.

We currently have no agreements in effect with solution providers and therefore we have very limited current revenues

We currently have no agreements in place with solutions providers and/or solution buyers and there is no guarantee that we will be able to enter into agreements to place technology solutions providers with companies and institutions. Therefore we are currently generated limited revenues from our business operations. Our revenues for the fiscal year ended December 31, 2002 were $38,892. Our ability to achieve and generate revenues is dependent upon our ability to contract with companies that need technology solution providers. Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the maintaining our current business operations. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could have a material adverse effect on our ability to maintain business operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have a material adverse effect on the our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We depend upon our sole officer to attempt to generate revenues and if we lose the services of our sole officer we may be unable to provide services to our clients which will be detrimental to our business.

Our success depends to a significant degree upon the services of our sole officer and director, Akhee Rahman. We further believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, managerial, sales and marketing personnel. There can be no assurance that we will succeed in such efforts among intense competition for talents within our industry. Failure to attract and retain such personnel could prevent us from providing services to our clients and operating our business in a manner that will create a steady revenue flow and benefit our shareholders. If we cannot provide such services, we may be forced to cease our business operations or file bankruptcy.

If we are unable to generate significant revenues from our operations, we may be unable to provide the products to our current customers and to expand our distribution network which could affect our ability to generate profits.

If we are unable to generate significant revenues from our products and services, we will not be able to achieve profitability or continue operations. If we are unable to generate significant revenues, we could be forced to delay, scale back or eliminate certain products and services. Such inability to generate revenues could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, or sell assets or cease operations, any of which could put your investment at significant risk.

Because we are a development stage company which is marketing our product, our business has a high risk of failure.

We are a development stage company that is attempting to sell a new brand of products and services. Our business condition raises substantial doubt as to our continuance as a going concern. To date, we have completed only part of our business plan and we can provide no assurance that we will be able to sell enough of our products and services in order to achieve profitability. It is not possible at this time for us to predict with assurance the potential success of our business.

The existence of recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business.

Our independent auditor, Gately and Associates, LLC, is not a licensed to practice in the State of California and therefore it is possible that if we do not retain an independent auditor that is licensed in the State of California we may have liability from our shareholders and state regulators.

Gately & Associates, LLC, our independent auditor is not licensed in California. Since our headquarters are located in California it is possible that we may need to retain another firm which is licensed in the State. If we do not retain another independent auditor located in the State of California to review and audit our financial statement it is possible that there may be inaccuracies in our financial statements. In addition, we may face potential liability from shareholder suits and/or California regulators based on our using an auditor who is not licensed in the state where we have our principal headquarters.

Certain states may not allow the sale of our common shares, and investors may be required to hold their common shares indefinitely.

The common shares offered are intended to be qualified or exempt for sale only in a limited number of states. Purchasers of the common shares may move to jurisdictions in which the common shares are not qualified or exempt. No assurances can be given that we will be able to effect any required qualification or that any exemption will be available permitting a purchaser to sell his common shares, and, as a result, such common shares may be required to be held indefinitely.

We will require additional management personnel with expertise in our industry in order to achieve our business objectives and we may be unable to maintain our clients if we are unable to hire such additional personnel

We will require additional management, middle management and technical personnel who have previous expertise in our industry in order to achieve our business objectives. We may be unable to attract, assimilate or retain other highly qualified employees. There is significant competition for qualified employees in our industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. Increasing competition for these consultants may also significantly increase our labor costs, which could effect our profitability. Our failure to hire and retain additional qualified management could result in the loss of present clients as well as the failure to generate business.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange and if the stock is not approved to trade on a public market then an investor may be unable to liquidate its investment.

There is no established public trading market for our securities. We currently intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus under "Risk Factors, "Plan of Operation," "Business," and elsewhere are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors".

In some cases, you can identify forward-looking statements by the words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements.

                                 USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

                       LACK OF MARKET FOR OUR COMMON STOCK

There is no established public trading market for our securities. We intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.

                         DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock of $.20 was determined by the price that shares were sold to Jitsource shareholders in a private placement memorandum. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                                    DIVIDENDS

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

                           PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that, prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

Since our inception, we have generated revenue by placing information technology consultants to telecommunications companies. At this time, we do not have any agreements with any clients to provide these placement services. We were formed as a vehicle to meet the growth needs of companies in the telecommunications industry by allowing these companies to look to us to provide them with independent employees to undertake their technical resource needs. Jitsource, Inc. has left all business activity that Jitsource L.L.C. has created with that subsidiary. The comparative results of business activity discussed are that ofJitsource, Inc. and its subsidiary, Jitsource, LLC for the years ended December 31, 2002 and 2001.

As needed in the past, we have contracted with Ucino Limited to assist us in providing consulting services to companies which operate in the technology arenas such as e-commerce and the internet. From August 2001 to November 2001, we contracted with Ucino to provide consultants to Techniki Informatica, our customer and we agreed to pay Ucino as we received money from our customer. The total work performed by Ucino to Techniki on our behalf amounted to $84,000 and we entered into a note payable agreement with Ucino for this amount since we had not collected from our customer. The note called for maturity in two years with the full balance of principal and interest due and carried an annual interest rate of 21%. As of July, 2002, we had paid the loan down to a total of $36,500. In consideration for the balance of principal and interest owed on such note, we agreed to transfer a note receivable in the amount of $45,000 from Padma Ventures. Based on the interest owed on our note to Ucino, the Padma note receivable wiped out the entire note outstanding with Ucino. We entered into a formal agreement with September 30, 2002 with Ucino to pay the outstanding debt with the Padma note. Interest on both the note receivable and note payable was accrued to the payment date and resulted in a capital loss of $3,458. There is no relationship or affiliation between Ucino and us or any of our officers, directors or promoters in any way.

Padma Ventures, LLC is a holding company with investments in real estate and convenience stores. In December 2001, we agreed to loan Padma Ventures $45,000 for use in their business operations. Padma agreed to repay us at an interest rate of 10% with payments commencing on February 28, 2003 and ending on February 28, 2007. There is no relationship or affiliation between Padma and us or any of our officers, directors or promoters in any way. The business purpose of the loan was to allow us to invest in a company that our management believed was capable of repaying our loan at the terms set forth in the note.

Results of Operations

Gross Revenues through December of 2002, $38,892, declined 87% from the 2001 amount of $292,164. We attribute this decline to the general decline of this market for companies that need technology service providers that has been evident over the past year with technology spending and new long-term contracts. Our management feels that this market sector will experience a rebound as the technology needs in the market place over the past year have not been met due to an uncertain economy.

Cost of services through December of 2002, $22,513, declined 90% from the 2001 amount of $217,663. This decline was an intentional management of expenses during an uncertain economy. Cost of sales is made up of mainly subcontracted work. Due to the contractual nature of these subcontract agreements, we were able to increase its gross margin from 30% during the prior year to 69% during the current year. We have also maintained a very low level of general and administrative expenses at the subsidiary level, due to our business model. We expect the significant future general and administrative costs to be that of those costs revolving around our growth plans and professional fees for our filings with the U.S. Securities and Exchange Commission at the parent company level.

The subsidiary began to experience a decline in revenues during the year 2001 as did most companies in this market sector after a rapid growth during the year 2000. We generated revenues of $785,003 in 2000 and $292,164 in 2001 representing a 63% decline. Cost of services during 2001 of $217,663 as compared to the year 2000 in the amount of $609,403 represented a 64% decline. Due to our business model, we maintain the flexibility to monitor our Cost of Services in relation to our current sales revenue. During the years ended December 31, 2001 and 2000, our subsidiary experienced an immaterial amount of general and administrative costs.

Our ability to achieve our business objectives is contingent upon our success in raising additional capital until adequate revenues are realized from operations.

Plan of Operation

We will attempt to raise capital from sale of our common stock, business lines of credit, loans from investors, shareholders or management, and/or joint venture partners. Management will use its best efforts to raise the additional funds carry out the planned exploration program but there is significant risk that we not secure the necessary funding.

We will primarily invest in new business development and ongoing business activities including sales and marketing, advertisement, legal and human resource development. We intend to hire 1-2 experienced business development personnel in the next 3 months. We have sufficient cash and a credit line to hire such personnel and basic operating infrastructure for a period of one year as shown by our working capital balance as of September 30, 2002. If we are successful in developing new business, management will assess the results to determine the best course of action for ongoing and future needs.

Capital Resources and Liquidity.


We raised $70,195 in the Regulation D Rule 506 private placement in August 2002 and the costs of the offering was $15,100 and therefore in August 2002 we had working capital of $55095. As of December 31, 2002 we have working capital of $19,137. We currently have three small-business credit lines:

1) American Express-the credit line is for $11,200 with an annual percentage rate of 21%. There is currently no balance outstanding on this credit line

2) Advanta Corporation-the credit line is for $20,000.00 with an annual percentage rate of 13%. There is currently no balance outstanding on this credit line

3) Visa Business Card-the credit line is for $7,000 with an annual percentage rate of 13%. There is currently no balance outstanding on this credit line.



On September 9, 2002, we entered into a note receivable with Axiom in the amount of $15,000. The note carries an annual interest rate of 10% with principal and interest due at the end of 90 days. To date, this note has not been paid although we expect full payment of principal and interest no later than June 30, 2003. There is no affiliation between us and Axiom.

Reza Rahman, previously Jitsource, LLC` s sole unit holder and our current principal shareholder, was provided with a loan from Jitsource, LLC in the form of an unsecured demand note dated January 1, 2002. The amount has varied from time to time and had an annual interest rate of six (6%) percent. Such loan initially was recorded on the financial statements at December 31, 2000 by a reclass of owner's capital to loan in the amount of $5,986 and the actual cash loan of $50,000 was commenced on April 18, 2001. The highest amount outstanding balance on such note was $121,397 and the current balance is $50,111. At December 31, 2002, our management determined this loan receivable in the amount of $50,111 to be impaired with regard to collectibility. Therefore, we have attributed this as a loss of $50,111 which has been included in our general and administrative expenses as required by Generally Accepted Accounting Principals.

Please note that the note balance at a high of about $121,000 was reduced by cash payments made by Reza Rahman to us over a period of time. Going forward, our policy is to draw formal promissory notes on all lending and borrowing transactions with affiliated or unaffiliates entities or individuals. Notwithstanding same, we do not intend to make any loans with an affiliate unless such loan is on terms that are not more favorable than if agreed upon by a third party in an arms length transaction. It is also our policy that any affiliated party transactions will be fully disclosed within the body of the financial statements as well as the footnotes to the financial statement

BUSINESS  -  OUR COMPANY

Organization

We are a Delaware corporation formed on April 5, 2002. On April 8, 2002, we reorganized as a corporation to allow us more flexibility to raise additional financing. We completed an Interest Purchase Agreement in which we purchased all of the outstanding membership units in Jitsource, LLC so that Jitsource, LLC became our wholly owned subsidiary. We are not a blank check company as defined in Rule 419 since we have conducted operating activities, we have generated revenues, we have assets and we have taken affirmative steps in the operation of our business activities.

Our Business


We are a supplier of consultants to companies and institutions operating in the telecommunications industries. Although we were organized in April 2002, Jitsource LLC has been in existence since March 1999 and has generated revenues of $785,003 in 2000 and $292,164 in 2001. For the fiscal year ended December 31, 2002, our revenues were $38,892. Our ability to be profitable in the future will depend upon many factors, including the success of our marketing strategy, prospective customer preferences and their continued acceptance of our services, and our ability to enter into beneficial alliances with channel partners. We have not spent any money on research and development during the last two years.


Objectives

Our corporate objective is to provide consulting and temporary placement services to company such as Verizon and Genuity We believe that the keys to meeting these objectives are:

     1.   Sales and marketing activities to attract customers for our services.

     2. Expand the network of placement service partners to meet our customer needs. Jitsource intends to enter into binding relationships (e.g. non-compete and non-disclosure agreements) with companies in the telecommunications industry. The terms of these anticipated agreements are set forth below under "Details of Service Provisioning".

     3. Expand services into resource intensive activities (e.g., transcription services, data entry, coding and software testing) that can be accomplished offshore by professionals at favorable labor costs.

     4.   Customer service combined with improving customers' operating margins.


Products and Services

We focus on supplying contract people to companies in the telecommunications industry. Since inception, we have provided such services to our valued customers by understanding the customer needs through joint "discovery" discussion, finding the correct resource match available in our network of partners /suppliers and making placements in a just-in-time fashion. By joint "discovery" discussion we mean that we meet with each of our clients to discuss a mutual understanding as to the technical consulting needs of such client. Once both parties have an understanding of what is needed we can arrange for the proper consultants to assist the client. We then can generate revenues by collecting the difference between what the customer pays for the service (bill-rate) and what we pay our sub-contrctors or independent consultants (pay-rate) .

Details of Service Provisioning

Once a customer need has been assessed, we provide the customer with contract service. We are then paid a fee at the rate stated in the customer work authorization (bill-rate). Our sub-contractors are paid per the agreed pay-rate, provided that a properly substantiated invoice is received by us for the billing period detailing the number of hours worked. In addition, the sub-contractor must submit a time sheet signed by our client's representative attesting that these hours were worked to the client's satisfaction.

We pay the sub-contractor for all accepted invoices within thirty (30) days of receipt of the invoice. However, special arrangements can be made with the sub-contractor to bring the payment terms in line with our client's policies or based on other factors (e.g. notes payable etc.). In the event of a dispute, all parties attempt to resolve it in good faith. However, if any dispute cannot be so resolved, then the parties agree that the matter will be decided by arbitration in accordance with the Commercial arbitration Rule of the American Arbitration Association.

Market Needs and Competition

According to U.S. Department of Labor (more information at http://stats.bls.gov/oco/cg/cgs033.htm), Computer and data processing services is projected to be the fastest growing industry in the economy, with employment expected to increase 86 percent between 2000 and 2010. Firms may enlist the services of one of over 178,000 establishments in the computer and data processing services industry for help with a particular project or problem, such as setting up a secure website or establishing a marketplace online. Alternatively, they may choose to "outsource" one or more activities.

Since inception, we have been providing professional contract resources to meet our customer needs. Since inception, we have been providing professional contract resources to meet our customer needs. We face competition from companies that provide these same type of services to our customers from small placement companies such as Techniki Informatica, and CDI Inc based in Dallas, Texas.

In the future, we intend to expand our services into resource intensive activities such as transcription services, data entry coding and software testing. Once we have the capability of expanding into these services, we can begin marketing these services to companies outside the United States. Outside the United State, we will have the opportunity to use highly skilled professionals at reduced costs to us since the costs for consultants is significantly cheaper in many foreign countries. For example, a consultant in the United States that would cost us $200 an hour may only cost a fraction of such fees in a country such as India. This will allow us to increase our revenues while not significantly increasing our costs.

Business Model

Our business model is to (1) identify the need for consultants, products and/or services through its sales and marketing efforts, (2) contract with clients to provide the need, and (3) contract with a solution partner to provide the service. Our gross margin is the difference between the contract values.

Sales and Marketing

Sales and marketing activities may include, direct marketing, referrals, promotions, and account management Leads developed through marketing efforts will be contacted on a personal basis to obtain the RFP (request for purchase) and clarify requirements. Our management will evaluate the client needs, develop a solution for satisfying the needs, and prepare a formal proposal for the client.

OFFICES

Our corporate offices are located at 233 Wilshire Blvd., Suite 960, Santa Monica California 90401. Our telephone number is (310)393-0104.

                                    EMPLOYEES

We have one employee, Akhee Rahman, our sole officer and director who is also our sole peron in management and on our Board of Directors. In the year 2000, we employed a total of seven independent consultants, during 2001 we employed five independent consultants and during the current year we have two independent consulting working on our behalf. We plan to employ additional people and consultants as we continue to implement our plan of operation.

                             DESCRIPTION OF PROPERTY

We currently lease approximately 1,500 square feet of office space at 233 Wilshire Blvd., Suite 960, Santa Monica, California. This property is a standard office space which allows us to run our core business of consultant placement. We believe that this space is large enough for our business for the next twelve months. However, if we need additional space in the future, there is an additional 5,000 square feet available to us. We lease the space on a month to month basis for $1,500 per month.

                                LEGAL PROCEEDINGS

To the best of our knowledge, there are no known or pending litigation proceedings against us.

                                   MANAGEMENT
                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.
NAME              AGE   POSITION
----              ---   --------

Akhee Rahman      35    President and Chief Executive Officer
                        Secretary/ Treasurer/Director


Akhee Rahman is our founder, Chief Executive Officer, President, Secretary, Treasurer and Director. Ms. Rahman brings over 10 years of experience in managing multinational companies in diverse work environments including manufacturing, retail, and advertising. Prior to joining us, Ms. Rahman was the

Vice President of Operations for Converge Global, an internet incubator, from 1999 to 2000. Ms. Rahman was also the Treasurer for Essential Technologies, Inc., a private software solutions firm from 2001 to 2002. There is no affiliation between Essential Technologies, Inc. and us. From 2000-2001 she was the Treasurer for Digitalmen.com, Inc., an online community and resource center for men. From 1996 to 1999 Ms. Rahman was not employed and prior to 1996 she worked as a manager for the clothing retailer, Cache. Ms. Rahman has a Bachelor of Arts degree in International Business. Akhee Rahman is the sister of Reza Rahman, who is our promoter and principal shareholder.

On April 5, 2002, we entered into a five year employment agreement with Akhee Rahman, our sole officer and director. The term of the Agreement was for five years with a base annual salary of 500,000 shares payable in monthly installments commencing on the date of the Agreement. Notwithstanding the Agreement, we agreed to issue the 500,000 shares to Akhee Rahman in one lump sum upon the signing of the employment agreement. The 500,000 shares were issued to Akhee Rahman pursuant to the Agreement as compensation in lieu of cash salary and were valued at $90,000.

The officer and director listed above will remain in office until the next annual meeting of our stockholders, and until her successor has been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our

Director for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors.

Neither our sole officer and director, Akhee Rahman, or our promoter, Reza Rahman have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years. We do not have any standing committees.

BOARD OF DIRECTORS

The board of directors consists of one director.

EXECUTIVE COMPENSATION

Akhee Rahman has been our President and Secretary since inception and received 500,000 shares for a five year employment agreement which commenced April 5, 2002. The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2002 fiscal year, for our Chief Executive Officer and for each of our other directors whose compensation on an annualized basis exceeded $100,000 during fiscal 2002.

                           SUMMARY COMPENSATION TABLE

           ANNUAL COMPENSATION                                LONG TERM COMPENSATION
  NAME AND                                    RESTRICTED        SECURITIES    OPTIONS
  PRINCIPAL   FISCAL   OTHER     ANNUAL         STOCK           UNDERLYING   (NO. OF        ALL OTHER
  POSITION     YEAR    SALARY    BONUS       COMPENSATION         AWARDS      SHARES)     COMPENSATION

Akhee
Rahman,
President
and Secretary  2002      0         0          500,000(1)            0            0              0



(1) On April 5, 2002, we entered into a five year employment agreement with Akhee Rahman, our sole officer and director. The term of the Agreement was for five years with a base annual salary of 500,000 shares payable in monthly installments commencing on the date of the Agreement. Notwithstanding the Agreement, we agreed to issue the 500,000 shares to Akhee Rahman in one lump sum upon the signing of the employment agreement. The 500,000 shares were issued to Akhee Rahman pursuant to the Agreement as compensation in lieu of cash salary and were valued at $90,000 as set forth in Note 10 to the financial statements.

Our shareholders may in the future determine to pay Directors' fees and reimburse Directors for expenses related to their activities.

                                  STOCK OPTIONS

We did not grant stock options in 2002.

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2002:

                          OPTION GRANTS IN FISCAL 2000
                             (INDIVIDUAL GRANTS)(1)

                                   PERCENT OF
          NUMBER OF                TOTAL OPTIONS
NAME      SECURITIES UNDERLYING    GRANTED TO EMPLOYEES  EXERCISE  EXPIRATION
          OPTIONS GRANTED           IN FISCAL 2001        PRICE    DATE


None


No Executive Officer held options during the 2002 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2002 fiscal year end:

None

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of April 21,2003, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

NAME AND ADDRESS OF                                   AMOUNT AND NATURE OF                      PERCENT OF
BENEFICIAL OWNER (1)                                  BENEFICIAL OWNERSHIP              OUTSTANDING SHARES
--------------------                                  --------------------              ------------------
5% STOCKHOLDERS

Akhee Rahman                                                       500,000                          21.20%
233 Wilshire Blvd., Suite 960
Santa Monica, CA 90401

Reza Rahman                                                      1,500,000                          63.60%
377 E. Las Colinas Blvd., #280
Irving, TX 75039

DIRECTORS AND NAMED EXECUTIVE
OFFICERS


NAME AND ADDRESS OF                                   AMOUNT AND NATURE OF                      PERCENT OF
BENEFICIAL OWNER (1)                                  BENEFICIAL OWNERSHIP              OUTSTANDING SHARES
--------------------                                  --------------------              ------------------
Akhee Rahman                                        500,000                   21.20%
233 Wilshire Blvd., Suite 960
Santa Monica, CA 90401

Officers and Directors                              500,000                   21.20%
as a Group


(1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

                              SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 358,500 shares of common stock sold at a price of $.20 per share to a total of forty investors in a Regulation D Rule 506 private placement in August, 2002.

None of the selling stockholders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of April 21,2003 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                              Shares of
                                 common   Percent of                Shares of
                            Stock owned       Common   Shares of       common
                                  prior  Stock owned      common  Stock owned
Name of selling                      to     prior to stock to be        After
stockholder                 offering(1)     offering        sold     offering   Percent(1)
Deanna H Khal                       500            *         500            0            0
Philip Davis                     10,000            *      10,000            0            0
Melissa S Carrigan               50,000        2.12%      50,000            0            0
Joey A Whitacre                     500            *         500            0            0
Danny A Flaherty                    500            *         500            0            0
Dennis L Miller                  50,000        2.12%      50,000            0            0


                              Shares of
                                 common   Percent of                Shares of
                            Stock owned       Common   Shares of       common
                                  prior  Stock owned      common  Stock owned
Name of selling                      to     prior to stock to be        After
stockholder                 offering(1)     offering        sold     offering   Percent(1)
Jirawan Starut                   25,000        1.06%      25,000            0            0
Trent M Day                       5,000            *       5,000            0            0
Al Siciliano Jr.                  2,500            *       2,500            0            0
Steven R Staehr                  50,000        2.12%      50,000            0            0
Steven Cyr                       15,300            *      15,300            0            0
Tanya Chiodini                   15,300            *      15,300            0            0
Rajiv Tandon                      4,000            *       4,000            0            0
Deepak Mehta                      5,000            *       5,000            0            0
Mark Stidham                      4,000            *       4,000            0            0
Marchelo Guerra                   3,500            *       3,500            0            0
Rafiq Ahmed                       3,500            *       3,500            0            0
Sayeed Anam                       3,500            *       3,500            0            0
Babar Zaman                      10,000            *      10,000            0            0
Mohammed Ahmed                   10,000            *      10,000            0            0
Martin Barratt                    2,500            *       2,500            0            0
Sandy Barratt                     3,500            *       3,500            0            0
Zebunessa Begum                   3,000            *       3,000            0            0
Asheques Samad                    5,000            *       5,000            0            0
Jennfier Collingsworth            2,500            *       2,500            0            0
Aaron Scoby                       4,400            *       4,400            0            0
Shireen Irvine                    6,000            *       6,000            0            0
Ted Diamandoupoulos               5,500            *       5,500            0            0
Matt Treglia                      4,000            *       4,000            0            0
Meg Lanstra                       4,000            *       4,000            0            0
Gary Kashani                      5,500            *       5,500            0            0
Chrill Shill                      5,500            *       5,500            0            0
Rezwana Parveen                   4,000            *       4,000            0            0
Sharmeen Hasan                    4,000            *       4,000            0            0
Moinul Ahsan                      4,000            *       4,000            0            0
Mohammad Islam                    4,000            *       4,000            0            0
Mohammed Rahaman                  4,000            *       4,000            0            0
Lubna Khan                        7,000            *       7,000            0            0
Samar Khan                        5,000            *       5,000            0            0
Saima Ali                         7,000            *       7,000            0            0


* Less than one (1%)percent

(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

                              PLAN OF DISTRIBUTION

The shares may be sold or distributed from time to time by the selling stockholders , directly to one or more purchasers or through brokers or dealers who act solely as agents or may acquire shares as principals, at a price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The distribution of the shares may be effected in one or more of the following methods:

  O ordinary brokers transactions, which may include long or short sales, transactions involving cross or block trades on any securities or market where our common stock is trading,
  O purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
  O in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
  O through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
  O   any combination of the foregoing, or by any other legally available means.


In addition, the selling stockholders may enter into hedging transactions with broker- dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Akhee Rahman, our sole officer and director, is Reza Rahman's sister. Reza Rahman owned all of the memberships units and was the sole managing member of Jitsource, LLC. Pursuant to the Interest Purchase Agreement between us and Jitsource, LLC, we received all of Mr. Rahman's membership units in Jitsource, LLC in consideration for the issuance of 1,500,000 shares of our common stock to Mr. Rahman. Reza Rahman is our promoter pursuant to Rule 405 of the Securities Act of 1934. Akhee Rahman received her

500,000 shares upon our formation in consideration for appointment as our President and Chief Executive Officer and for services rendered to us.


Reza Rahman, previously Jitsource, LLC' s sole unit holder and our current principal shareholder, previously had been provided with a loan from Jitsource, LLC in the form of an unsecured demand note dated January 1, 2002. The amount varied from time to time and had an annual interest rate of six (6%) percent. Such loan initially was recorded on the financial statements at October 31, 2000 by a reclass of owner`s capital to loan in the amount of $5,986 and the actual cash loan of $50,000 commenced on April 18, 2001. The highest amount outstanding balance on such note was $121,397 and the current balance is $50,111. At December 31, 2002, the Company's management determined this loan receivable in the amount of $50,111 to be impaired with regard to collectibility. The loss of $50,111 has been included in the Company's General and Administrative expenses as required by Generally Accepted Accounting Principals. Notwithstanding same, we have received assurances from Mr. Rahman that he will make future payments on such loan until the balance is paid in full. We believe that such amount will be repaid, however, we do not intend to pursue Mr. Rahman legally if he does not make future payments on the loan.

Please note that the note balance at a high of about $121,000 was reduced by cash payments made by Reza Rahman to us over a period of time. Going forward, our policy is to draw formal promissory notes on all lending and borrowing transactions with affiliated or unaffiliates entities or individuals. Notwithstanding same, we do not intend to make any loans with an affiliate unless such loan is on terms that are not more favorable than if agreed upon by a third party in an arms length transaction. It is also our policy that any affiliated party transactions will be fully disclosed within the body of the financial statements as well as the footnotes to the financial statements.


                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by- laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our Articles of Incorporation authorize us to issue up to 50,000,000 Common Shares, $0.0001 par value per common share. As of December 9, 2002, there were 2,358,500 shares of our common stock outstanding.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by- laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully- paid and non-assessable.

Liquidation Rights.

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights.

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of us. We have not issued debt securities.

DELAWARE BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

  O prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

  O the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

  O the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

  O for any breach of a director's duty of loyalty to the corporation or its stockholders,
  O for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
  O pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
  O for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.


                                 TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is Corporate Stock Transfer, 2800 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Its telephone number is (303) 282-4800.

                                  LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728. Its telephone number is (732) 409-1212.

                                     EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Gately & Associates, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 JITSOURCE, INC.
                          Audited Financial Statements
                             As of December 31, 2002

                                Table of Contents
Audited Financial Statements                         Page
    Report of Independent Certified Public           1
Accountants
    Balance Sheet                                    2
    Statement of Operations                          3
    Statement of Unitholder's Capital                4
    Statement of Cash Flows                          5
    Notes to Financial Statements                    6-9

TO THE BOARD OF DIRECTORS
JITSOURCE, INC.

We have audited the accompanying balance sheet of Jitsource, Inc, as of December 31, 2002, and the related statement of operations, stockholders' equity and cash flows for the twelve months ending December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jitsource, Inc., as of December 31, 2002, and the results of its operations and its cash flows for the twelve months ending December 31, 2002 and 2001 in conformity with generally accepted accounting principles.
Gately & Associates, LLC
Certified Public Accountants
Orlando, Florida
February 12, 2003

                                 JITSOURCE, INC.
                           CONSOLIDATED BALANCE SHEET
                        As of December 31, 2002 and 2001

                                     ASSETS

CURRENT ASSETS                                                                    12/31/2002        12/31/2001

                                                                                 ----------        -----------
             Cash                                                                $   26,637        $    13,514
             Accounts receivable                                                         --                 --
                                                                                 ----------        -----------
                          Total Current Assets                                       26,637             13,514
                                                                                 ----------        -----------
PROPERY AND EQUIPMENT
             Computer equipment                                                       2,521              2,521
             Less: accumulated depreciation                                          (2,318)            (1,690)
                                                                                 ----------        -----------
                          Total Property and Equipment                                  203                831
                                                                                 ----------        -----------
OTHER ASSETS
              Note receivable - Axiom                                                15,500                 --
             Note receivable - Padma Ventures                                            --             45,000
             Loan - related party                                                                       58,570
                                                                                 ----------        -----------

                           Total Other Assets                                        15,500            103,570
                                                                                 ----------        -----------
                           TOTAL ASSETS                                          $   43,340        $   117,915
                                                                                 ----------        -----------

                                         LIABILITIES AND STOCKHOLDERS'
EQUITY

 CURRENT LIABILITIES
              Accounts payable                                                  $     7,500        $        --
              Note payable - Ucino                                                       --             84,000
                                                                                 ----------        -----------
                           Total Current Liabilities                                  7,500             84,000
                                                                                 ----------        -----------
STOCKHOLDERS' EQUITY
              Common Stock, $.0001 par value
                 Authorized: 50,000,000
                  Issued: 2,358,300 and 1,500,000, respectively                         236                150
              Additional paid in capital                                            161,964                850
              Preferred stock, $.0001 par value
                  Authorized: 10,000,000
                  Issued: none                                                           --                 --
              Allowance for prepaid services

                  in the form of stock                                              (22,500)                --
              Retained earnings (loss)                                             (104,860)            32,915

                                                                                 ----------        -----------

                            Total Stockholders' Equity                               34,840             33,915
                                                                                 ----------        -----------
                           TOTAL LIABILITIES AND EQUITY                          $   42,340        $   117,915
                                                                                 ==========        ===========


                    Please read independent auditor's report

              JITSOURCE, INC. CONSOLIDATED STATEMENT OF OPERATIONS
             For the twelve months ending December 31, 2002 and 2001


                                                                                 12/31/2002        12/31/2001
                                                                              -------------       -----------
REVENUE                                                                       $      38,892       $   292,164
-------
COST OF SERVICES                                                                     22,513           217,663
----------------
                                                                              -------------       -----------

GROSS PROFIT OR (LOSS)                                                               16,379            74,501
----------------------
GENERAL AND ADMINISTRATIVE EXPENSES                                                 148,396             4,763
-----------------------------------

                                                                              -------------       -----------

OPERATING INCOME                                                                   (132,017)           69,738
----------------
CAPITAL GAIN (LOSS)                                                                  (3,458)               --
-------------------
INTEREST INCOME (EXPENSE) - NET                                                      (2,300)            3,530
-------------------------------

                                                                              -------------       -----------

NET INCOME (LOSS)                                                             $    (137,775)      $    73,268
-----------------
                                                                              -------------       -----------
Earnings (loss) per share, basic and diluted                                  $       (0.07)      $      0.05
--------------------------------------------
Weighted average number of common shares                                          1,964,575         1,500,000
----------------------------------------



                    Please read independent auditor's report

                                 JITSOURCE, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             As of December 31, 2002


                                                                   ADDITIONAL         RETAINED
                                         COMMON       PAR           PAID IN           EARNINGS      TOTAL
                                         STOCK       VALUE          CAPITAL            (LOSS)      EQUITY
                                      ----------  ---------     --------------     -----------  -----------
Balance, December 31, 2001                1,000    $ 1,000       $         --      $    32,915  $    33,915
Stock issued in a reverse             1,500,000        150                                              150
    acquisition with                     (1,000)    (1,000)               850                          (150)
    Jitsource, LLC
Stock issued for two
  year service contract                 500,000         50             89,950                        90,000
Allowance for service contract

  prepaid by stock issuance                                                                         (22,500)
Stock issued for cash                   358,300         36             71,164                        71,200
Net earnings (loss)                                                                   (137,775)    (137,775)


-----------------------------------------------------------------------------------------------------------
Balance, December 31, 2002            2,358,300    $   236       $    161,964      $  (104,860) $    34,840
===========================================================================================================




                    Please read independent auditor's report

                                 JITSOURCE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the twelve months ending December 31, 2002 and 2001

CASH FLOWS FROM OPERATING ACTIVITIES                                              12/31/2002        12/31/2001
------------------------------------
                                                                                 -----------       -----------

              Net income (loss)                                                  $ (137,775)       $   73,268
                                                                                 -----------       -----------

             Adjustments to reconcile net income to net cash provided by (used
               in) operating activities:
             Depreciation                                                               627               840
              Compensation in the form of stock                                      67,500                --


             Capital loss

                                                                                       3,458               --
             Impairment loss on related party loan                                    50,111               --
             (Increase) Decrease in accounts receivable                                  --             9,020
             (Increase) Decrease in accrued interest receivable                      (6,203)           (3,530)
             Increase (Decrease) in accrued interest payable                          8,502                --
             Increase (Decrease) in accounts payable                                  7,500           (34,313)

                                                                                 -----------       -----------

                            Total adjustments to net income                         131,495           (27,983)
                                                                                 -----------       -----------

             Net cash provided by (used in) operating activities                     (6,280)           45,285
                                                                                 -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
                                                                                 -----------       -----------
             Cash received (paid) from related party                                 10,703           (55,040)
             Cash paid for investment                                               (15,000)          (45,000)
                                                                                 -----------       -----------

             Net cash flows provided by (used in) investing activites                (4,297)         (100,040)
                                                                                 -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
                                                                                 -----------       -----------
             Cash paid - note payable                                               (47,500)               --
             Cash received - note payable                                                --            60,312
             Proceeds from stock issuance                                            71,200                --
                                                                                 -----------       -----------
             Net cash provided by (used in) financing activities                     23,700            60,312
                                                                                 -----------       -----------
CASH RECONCILIATION
                                                                                 -----------       -----------
             Net increase (decrease) in cash                                         13,123             5,557
             Cash - beginning balance                                                13,514             7,957
                                                                                 -----------       -----------
CASH BALANCE END OF PERIOD                                                       $   26,637        $   13,514
                                                                                 -----------       -----------


                    Please read independent auditor's report

                                JIT SOURCE, INC.

                        Notes to the financial statements

                       (See Independent Auditor's Report)

1.   Summary of Significant Accounting Policies:
------------------------------------------------

Industry - Jitsource, Inc. (the Company) was incorporated on April 5, 2002 under
--------
the laws of the State of Delaware. Upon inception the Company acquired all of the outstanding units and business activity of Jitsource, L.L.C. (Subsidiary), a Delaware company based in Irving Texas. The Company is headquartered in Irving, Texas and intends to capitalize on skilled professionals from its network of technology partners to seek corporate contracts for services to telecommunications, supplying software applications and outsource professionals as resources for consulting. The Company's fiscal year end is December 31, a calendar year end.

Significant Accounting Policies:
--------------------------------

The Company's management has adopted the following accounting policies.

Revenue Recognition - Revenues resulting from consulting services are recognized
-------------------
as such services are performed, in accordance with generally accepted accounting principles. Services are generally paid for when the service is being performed.

Cash and Cash Equivalents - The Company considers cash on hand and amounts on
-------------------------
deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Short-Term Investments - Short-term investments ordinarily consist of short-term
----------------------
debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.

Basis of Accounting - The Company's financial statements are prepared in
-------------------
accordance with generally accepted accounting principles. All costs associated with software development are expensed as Research and Development costs until such time as technological feasibility has been established, after which material software development costs are capitalized and amortized over the estimated time of benefit.

Property and Equipment - Property and equipment are recorded at cost.
----------------------
Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Machinery and        ........................2 to 10
equipment                                    years
Furniture and        ........................5 to 10
fixtures                                     years


Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Research and Development - Research and development costs incurred in the
------------------------
discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded and expensed in the period incurred.

Income Taxes - The Company will utilize the asset and liability method to
------------
measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments - The Company's financial instruments
-----------------------------------
include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturaties. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share - Basic earnings per share is computed by dividing earnings
------------------
available to shareholders by the weighted-average number of shares outstanding for the period as guided by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings

Concentrations of Credit Risk- Financial instruments which potentially expose
-----------------------------
the Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions that are insured by the FDIC.

Compensation in the form of stock - Compensation in the form of stock is
---------------------------------
accounted for as issued and valued at the inception of the compensation period or grant date. Compensation in the form of stock is then amortized as an expense to the Company over time if the Company has entered into a service contract over time. To allow for the amortization of the expense to the Company for services over the term of a contract, a contra-equity account is established to offset the value of the stock issued.

2.   Related Party Transactions:
--------------------------------

A shareholder has been provided a loan from the Company and/or loaned the Company working capital in the form of an unsecured demand note. The amount varies from time to time and carries an annual interest rate of 6%.



At December 31, 2002, the Company's management determined this loan receivable in the amount of $50,111 to be impaired with regard to collectibility. The loss of $50,111 has been included in the Company's General and Administrative expenses as required by Generally Accepted Accounting Principals.




3.   Accounts Receivable and Customer Deposits:
-----------------------------------------------

The Company has immaterial balances in account receivables from time to time and therefore an allowance for doubtful accounts was not established. The Company had no balance in customer deposits.

4.   Use of Estimates:
----------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5.   Revenue and Cost Recognition:
----------------------------------

The Company uses the accrual basis of accounting for financial statement reporting. Revenues and costs are recognized when services are performed and expenses realized when services are performed or when obligations are incurred for period costs.

6.   Note Receivable:
---------------------

On September 9, 2002, the Company entered into a note receivable with Axium in the amount of $15,000. The note carries an annual interest rate of 10% with principal and interest due at the end of 90 days.

7.   Accounts Payable and Accrued Expenses:
-------------------------------------------

Accounts payable and accrued expenses consist of trade payables from normal operations of the business.

8.   Operating Lease Agreements:
--------------------------------

The Company has no short term or long term leases.

9.   Shareholders' Equity
-------------------------

Common Stock
------------

The Company has authorized 50,000,000 shares of common stock with a par value of $.0001.

On April 8, 2002, the Company issued 1,500,000 shares to purchase all of the outstanding units and business activity of Jitsource, L.L.C., a Delaware limited liability company which was formed on March 4, 1999 and based in Irving, Texas. The transaction was accounted for as a reverse acquisition with a related party in accordance with accounting consolidations as guided by Generally Accepted Accounting Principals.

Shortly after inception the Company entered into an agreement to compensate a Company officer to run the Company for a period of two years. The agreement called for the issuance of 500,000 restricted common shares for a value of $90,000.

During the third quarter of the calendar year, the Company issued 358,300 common shares for $71,200.

Preferred Stock
---------------

The Company has authorized 10,000,000 preferred shares with a par value of $.0001. No preferred shares have been issued.

10.   Employment Contract and Incentive Commitments:
----------------------------------------------------

On April 5, 2002, the Company entered into a five year employment agreement with its sole officer and director, Akhee Rahman for 500,000 shares of the Company's common stock for executive services provided to the Company. The value of these shares at the agreement date was $90,000 and will be amortized as salary expense over the term of the contract.

11.   Required Cash Flow Disclosure for Interest and Taxes Paid:
----------------------------------------------------------------

The Company has made no cash payments for interest or income taxes.

The Company entered into a non-cash transaction with Ucino. On December 2, 2001 the Company's Subsidiary entered into a note payable in the amount of $84,000 with Ucino, a subcontractor that originated from costs related to sales. The note called for a maturity in two years with the full balance of principal and interest due. The note carried an annual interest rate of 21%. During September of 2002 the Subsidiary made payment to Ucino with a note receivable that the Subsidiary held with Padma Ventures, a Texas company. This note receivable was entered into on December 20, 2001 in the amount of $45,000. The note carried an annual interest rate of 10% with payment to begin on February 28, 2003 and ending on February 28, 2007. Interest on both the note receivable and note payable was accrued to the payment date and resulted in a capital loss of $3,458.

12.   Contingent Liabilities:
-----------------------------

Currently the Company has not identified any contingent liabilities that may be due.

                                 JITSOURCE, INC.
                           358,500 Shares Common Stock
                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 April , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that the we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the DGCL. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the DGCL. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

Item 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Commission registration fee       $          100
Legal fees and expenses (1)       $       10,000
Accounting fees and expenses      $        5,000
(1)
Miscellaneous (1)                 $            0
Total (1)                         $       15,100

(1)     Estimated.

Item 26.      RECENT SALES OF UNREGISTERED SECURITIES.

We were incorporated in the State of Delaware on April 5, 2002 and 500,000 shares were issued to Akhee Rahman as consideration for Ms. Rahman accepting her appointment as our President and Chief Executive Officer. Such shares were issued to Ms. Rahman in reliance in the exemption under Section 4(2) of the Securities Act of 1933.

On April 8, 2002, we completed an Interest Purchase Agreement in which we purchased all of the outstanding membership units in Jitsource, LLC so that Jitsource, LLC became our wholly owned subsidiary. Pursuant to such Agreement, we issued 1,500,000 shares of our common stock to Reza Rahman, the sole Jitsource LLC interest holder. Such shares were issued to Reza Rahman in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

The shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us not involving a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which it sold a high number of shares to a high number of investors. In addition, these shareholder had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In September, 2002, we completed a Regulation D, Rule 506 Offering in which we issued a total of 358,500 shares of our common stock to forty one shareholders for an aggregate offering price of $71,700. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Deanna H. Khal                                     500
Philip Davis                                    10,000
Melissa S Carrigan                              50,000
Joey A Whitacre                                    500
Danny A Flaherty                                   500
Dennis L Miller                                 50,000
Jirawan Starut                                  25,000
Trent M Day                                      5,000
Al Siciliano Jr.                                 2,500
Steven R Staehr                                 50,000
Steven Cyr                                      15,300
Tanya Chiodini                                  15,300
Rajiv Tandon                                     4,000
Richard Mehta                                    5,000
Mark Stidham                                     4,000
Marchelo Guerra                                  3,500
Rafiq Ahmed                                      3,500
Sayeed Anam                                      3,500

Babar Zaman                                                10,000
Mohammed Ahmed                                             10,000
Martin Barratt                                              2,500
Sandy Barratt                                               3,500
Zebunessa Begum                                             3,000
Asheques Samad                                               5000
Jennifer Collingsworth                                       2500
Aaron Scoby                                                  4400
Shireen Irvine                                               6000
Ted Diamandoupoulos                                          5500
Matt Treglia                                                 4000
Meg Lanstra                                                  4000
Gary Kashani                                                 5500
Chrill Shill                                                 5500
Rezwana Parveen                                              4000
Sharmeen Hasan                                               4000
Moinul Ahsan                                                 4000
Mohammad Islam                                               4000
Mohammed Rahaman                                             4000
Lubna Khan                                                   7000
Samar Khan                                                   5000
Saima Ali                                                    7000


The Common Stock issued in our Regulation D, Rule 506 offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A) No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B) At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15

     (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(C) Neither us, nor any our predecessors, nor any our director, nor any beneficial owner of 10% or more of any class of the our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D) The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E) None of the investors are affiliated with our director, officer or promoter or any beneficial owner of 10% or more of our securities.

All of the shareholders who purchased shares in the 506 offering represented to us that they were accredited and/or sophisticated investors. Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in September 2002 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT DESCRIPTION
3.1       Certificate of Incorporation of Jitsource Inc. *
3.3       By-laws of Jitsource Inc. *
5.1       Opinion of Anslow & Jaclin LLP *****
10.0 Amended Interest Purchase Agreement between Jitsource Inc. and Jitsource LLC **
10.1      Note dated December 20, 2001 from Pudma Ventures to Jitsource, LLC **
          10.2 Promissory Note dated January 1, 2002 from Reza Rahman to Jitsource, LLC **

10.3 Amended Promissory Note dated December 2, 2001 from Jitsource, LLC to Ucino Finance Limited***
10.4      Addendum to Promissory Note **
10.5      Agreement between Ucino and Jitsource LLC **
10.6      Agreement between Jitsource LLC and Akhee Rahman ***
10.7      Subcontract Master Agreement ***
10.8      Agreement between Jitsource, LLC and Techniki Informatika****
23.1      Consent of Gately & Associates *****
23.2      Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)
24.1 Power of Attorney (included on page II-6 of the registration statement)


*  Filed with the original filing on October 1, 2002

**  Filed with Amendment No. 1 filed on December 9, 2002

***  Filed with Amendment No. 2 filed on January 17, 2003


**** Filed with Amendment No. 3 filed on February 20, 2003

***** Filed with Amendment No. 5 filed on April 1, 2003

Item 28.     UNDERTAKINGS.
      (A)  The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                 (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Includany material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (B) Undertaking Required by Regulation S-B, Item 512(e).


        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (C)  Undertaking Required by Regulation S-B, Item 512(f)

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 21st day of April, 2003.


                     Jitsources Inc.

                     By:  /s/    Akhee Rahman
                         ------------------------
                                 Akhee Rahman
                         President Chief Financial
                           Officer and Secretary


                                POWER OF ATTORNEY

The undersigned directors and officers of Jitsource Inc. hereby constitute and appoint Akhee Rahman, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




By: /s/ Akhee Rahman      President, Chief Financial Officer   Dated: April 21,
   --------------------   Secretary and Director               2003

      Akhee Rahman

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